Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
The Partners of
Crosstex Energy GP, L.P.:
We consent to the use of our report dated May 16, 2006, with respect to the balance sheet of Crosstex Energy GP, L.P. as of December 31, 2005, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.
KPMG LLP
Dallas, Texas
July 18, 2006